EV Energy Partners Announces Appalachia Acquisition

HOUSTON, TX, September 29, 2009 (MARKETWIRE via COMTEX News Network) -- EV Energy Partners, L.P. (NASDAQ: EVEP) announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has signed an agreement to acquire oil and natural gas properties in the Appalachian Basin from EXCO Resources, Inc.  EVEP will acquire a 17.2 percent interest in these assets for $25 million.

The acquisition is expected to close by late November 2009, and is subject to customary closing conditions and purchase price adjustments.

The acquisition is comprised of approximately 3,000 wells producing primarily from the Clinton, Knox, Medina, Bradford and Oriskany formations in Ohio and Northwestern Pennsylvania.  In addition, there is significant upside potential for drilling in the Knox group formation, where EnerVest has over six years of experience.  With over 335,000 gross acres as part of the acquisition, EVEP has identified over 100 potential Knox drilling opportunities it plans to pursue over the next five years.

The properties, and EVEP's share of reserves and production, include:

- Estimated proved reserves as of September 1, 2009, net to EVEP, (based on recent strip prices) of approximately 11.4 BCFE plus currently estimated Knox potential of approximately 4.2 BCFE

- 90 percent natural gas and 96 percent proved developed producing

- Current net daily production to EVEP's interest of approximately 2.5 MMCFE

- Reserves-to-production ratio of 12.7 years for proved reserves and 17 years for proved plus Knox potential reserves

- Total lease operating costs and production taxes of approximately $1.80/MCFE

- Pricing premium to NYMEX due to BTU content and location of $0.50 to $0.90 per MCFE

John B. Walker, Chairman and CEO, said, "This acquisition provides EVEP with a long-life, predictable base production stream and the opportunity for future production growth in a play where EnerVest has had significant drilling success over the past six years."

In conjunction with the acquisition, and consistent with its strategy of hedging a significant percentage of its production, EVEP intends to enter into arrangements to hedge a substantial portion of the acquired production volumes at or prior to closing.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the SEC.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves using strip prices, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K, as amended, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com